Exhibit (d)(2)

Mutual Non-Disclosure Agreement

Mutual Non-Disclosure Agreement by and between Xerox Corporation, a New York corporation (“Xerox”) and Global Imaging Systems, Inc., a Delaware corporation (“Participant”). In order to explore the possibility of entering into a business relationship (which relationship may take one or more of many forms including, without limitation, joint venture, partnership, investment, equity or asset acquisition, supply agreement or services agreement), Xerox and Participant wish to exchange and protect certain confidential information (as defined below). Therefore, Xerox, for itself and its subsidiaries and affiliates, and Participant, for itself and its subsidiaries and affiliates, (Xerox and Participant are hereinafter each individually referred to as a “Party” and collectively referred to as the “Parties”) agree that:

1.	The effective date of this non-disclosure agreement (this “Agreement”) is February 12, 2007 (the “Effective Date”).

2.	“Confidential Information” shall mean all business information of a Discloser (as defined below) that is disclosed or furnished after the Effective Date to a Recipient (as defined below) or its Representative (as defined below) by or on behalf of a Discloser, whether in written, oral, electronic, Web site-based or other form, and includes any copies, reports, analyses, compilations, studies, notes. Interpretations or other documents prepared by a Recipient which contain, otherwise reflect or are generated from such information. Confidential Information includes, but is not limited to, customer and vendor-related data, services/support information, and information about products, strategies and plans. This Agreement also includes Confidential Information acquired during any facilities tours.

3.	The Confidential Information shall be kept confidential and a Recipient shall not disclose any of the Confidential Information in any manner whatsoever; provided, however, that the Recipient may disclose the Confidential Information only to those of the Recipient’s Representatives who need to know such information for the sole purpose of evaluating a Potential Transaction (as defined below), who agree to keep such information confidential and who will be bound by the terms hereof to the same extent as if they were parties hereto. In any event, the Recipient shall be responsible for any failure to comply with the terms of this Agreement by any of its Representatives and the Recipient agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information. “Representative” shall mean, as to any Party, such Party’s directors, officers, members, partners, employees, agents, advisors (including financial advisors, legal counsel and accountants) and controlling persons.

4.	Additionally, without the prior written consent of the Discloser, the Recipients and their Representatives shall not disclose to any other person that the Confidential Information has been made available to the Recipients, that meetings, discussions or negotiations have taken, are taking or will take place between the Parties concerning a Potential Transaction or any of the terms, conditions or other matters discussed with respect thereto (including the status thereof), except as may be required by law.

5.	The Parties receiving Confidential Information (each, a “Recipient”) from the other Parties disclosing Confidential Information (each, a “Discloser”) will use the Confidential Information solely for the purpose of evaluating or undertaking a possible business relationship with or regarding the other Party (a “Potential Transaction”), and not for the purpose of forming, operating or participating in a competitive venture or any other purpose. A Recipient shall not intentionally use the Confidential Information in any way directly or indirectly detrimental to a Discloser. In particular, each Recipient agrees that the Recipient shall not knowingly, use Confidential Information to divert or attempt to divert any business or customer of a Discloser, or use any such knowledge of information competitively against a Discloser.

6.	Each Party and its respective Representatives will arrange for appropriate contacts for due diligence purposes. It is further understood and agreed that all (i) communications regarding the Potential Transaction and (ii) requests for additional information, will be submitted or directed exclusively to Christopher Tipton on behalf of Xerox or Lawrence Paine on behalf of Participant, and that neither Party, nor any of their respective Representatives, will initiate or cause to be initiated any communication with any Representative of the other Party (other than as provided herein) concerning the Confidential Information or the Potential Transaction.

7.	Each Party agrees that, (i) each Party shall be free to terminate the other Party’s and such other Party’s Representatives’ access to the Confidential Information at any time and to conduct the process for the Potential Transaction as it in its sole discretion shall determine (including, without limitation, negotiating with any person and entering into definitive agreements without prior notice to the other Party or any other person), (ii) any procedures relating to the Potential Transaction may be changed at any time without notice to the other Party or any other person and (iii) each Party shall have the right to reject or accept any potential proposal or offer, for any reason whatsoever, in its sole discretion and to terminate discussions and negotiations with the other party at any time. Notwithstanding the termination of discussions regarding a Potential Transaction, the provisions of this Agreement and the obligations created under it shall survive.

8.	Unless the Parties otherwise agree in writing, a Recipient’s duty to protect Confidential Information expires two years from the Effective Date. A Recipient will use the same degree of care, but no less than a reasonable degree of care, as the Recipient uses with respect to its own similar information to protect the Confidential Information and to prevent (a) any use of Confidential Information not authorized in this Agreement, (b) dissemination of Confidential Information to any employee of Recipient without a need to know, (c) communication of Confidential Information to any third party or (d) publication of Confidential Information.

9.	If either Party determines that it does not wish to proceed with a Potential Transaction, it will promptly inform the other Party of that decision. At any time upon the request of any Discloser for any reason, each Recipient will promptly deliver to the Discloser all Confidential Information furnished in tangible form to the Recipient or its Representatives by or on behalf of the Discloser pursuant hereto, will destroy all copies, extracts or other reproductions thereof, whether in paper, electronic or other format or media, and no copy, extract or other reproduction of any Confidential Information shall be retained, whether in paper, electronic or other format or media, by any Recipient or its Representatives. Notwithstanding the return of the Confidential Information, each Recipient and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

10.	This Agreement imposes no obligation upon a Recipient with respect to Confidential Information which (a) the Recipient can demonstrate was already in its possession before receipt from the Discloser; (b) is or becomes publicly available through no fault of the Recipient in violation of this Agreement; (c) is rightfully received by the Recipient from a third party not known by the Recipient to be subject to a duty of confidentiality to the Discloser; (d) is independently developed by the Recipient without reference to any Confidential Information disclosed by the Discloser and without a breach of this Agreement; (e) is disclosed under operation of law; or (f) is disclosed by the Recipient with the Discloser’s prior written approval. Further, for purposes of this Agreement, Confidential Information shall be limited to information of a business nature and the term Confidential Information shall not include proprietary technical information of a party, including confidential processes, formulations, designs, source code or other information that would otherwise be considered technical in nature or that could be used in the creation of a product, solution or business process. It being expressly understood that such proprietary technical information is not subject to the confidentiality obligations set forth in this Agreement. The parties acknowledge that in the future they may execute and deliver a separate confidential disclosure agreement relating to proprietary technical information. If a Recipient is required by a government body or court of law to disclose Confidential Information, the Recipient agrees to give the Discloser prompt written notice so that Discloser may contest the disclosure or seek a protective order. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Discloser, the Recipient is, in its reasonable opinion legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Recipient may disclose only that portion of the Confidential Information which it reasonably believes is legally required to be disclosed, provided that the Recipient exercises its reasonable efforts to preserve the confidentiality of the Confidential Information, including by cooperating with the Discloser, at the Discloser’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal. The terms of confidentiality under this Agreement shall not be construed to limit a Recipient’s right to independently develop or acquire products or technologies without use of the Confidential Information. Each Discloser acknowledges that each Recipient may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Confidential Information. Accordingly, nothing in this Agreement will be construed as a representation or agreement that a Recipient will not develop or have developed for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information provided that such Recipient does not violate any of its obligations under this Agreement in connection with such development. Further, each Recipient shall be permitted to use the Residuals related to its current or future business activities, which result from access to or work with such Confidential Information, provided that each Recipient shall maintain the confidentiality of the Confidential Information as provided herein, and such use shall not be for the purposes of reverse engineering. The term “Residuals” means any and all Confidential Information in intangible form that may be retained in the “unaided” memory of a person having access to that information, including ideas, concepts, know-how or techniques contained therein. For purposes of this Section a person’s memory is considered to be “unaided” if the person has not intentionally memorized or set down intangible form, the Confidential Information for the purpose of retaining and subsequently using or disclosing it. Each Recipient’s use of such Residuals remains subject to valid copyrights, patents and trade secret rights of each Discloser. Each Recipient shall not have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of Residuals that is not in violation of the terms of this Agreement.

11.	NO WARRANTIES ARE MADE AND NO RESPONSIBILITY OR LIABILITY IS OR WILL BE ACCEPTED BY EITHER PARTY IN RELATION TO OR AS TO THE ACCURACY OR COMPLETENESS OF THE CONFIDENTIAL INFORMATION OR IN RELATION TO OR RESULTING FROM THE USE OF THE CONFIDENTIAL INFORMATION. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS.”

Each Party agrees that it is not entitled to rely on the accuracy or completeness of any Confidential Information and that it shall be entitled to rely solely on such representations or warranties regarding Confidential Information as may be made in any definitive agreement relating to the Potential Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein.

12.	No Party acquires any intellectual property rights under this Agreement except the limited rights necessary to carry out the purposes as set forth in this Agreement.

13.	Except as provided in a definitive agreement relating to a Potential Transaction, from the Effective Date and for a period ending one year from the date on which the Parties have terminated discussions concerning a Potential Transaction, each Party agrees not to, either directly or through others, solicit, initiate discussions with or attempt to solicit for employment any present officer or management employee of the other Party with whom it has contact, or who becomes known to it, during the discussions concerning a Potential Transaction (other than persons who no longer are officers, employees, consultants or independent contractors of such other Party at the time discussions are terminated) to terminate his or her relationship with the other Party, provided, however, that the foregoing restriction shall not apply to any such officer or employee who (a) responds to a general solicitation for employment contained in a newspaper, trade publication or other periodical, or (b) responds to a general solicitation for employment by a recruiter who is making solicitations for a Party or its Representatives generally, so long as such solicitation is not directly or indirectly directed by any of such Party’s or its Representative’s personnel who is aware of this Agreement and/or the fact that the Parties are exploring a Potential Transaction with each other. Notwithstanding the foregoing, no person employed by a Party shall in any way directly or indirectly use the information contained in the Confidential Information to solicit for employment any employee of the other Party or any of its subsidiaries with whom it has had contact or who became known to it in connection with the consideration of a Potential Transaction. The foregoing notwithstanding, Xerox agrees that for a period of twelve (12) months from the date hereof, neither Xerox nor any of its affiliates will (or assist or encourage others to), directly or indirectly, solicit for employment or employ any of the persons listed on the attached Schedule A.

14.	Each Party acknowledges that money damages for improper disclosure of Confidential Information or other breach of this Agreement would not be a sufficient remedy; therefore, the injured Party shall be entitled to equitable relief, including Injunction, preliminary Injunction and specific performance, in addition to all other remedies available at law or in equity.

15.	The obligations and duties imposed by this Agreement with respect to any Confidential Information may be enforced by the Discloser of such Confidential Information against any and all Recipients of such Confidential Information.

16.	This Agreement is made under, and will be construed according to, the laws of the State of Delaware, USA.

17.	If any provision of this Agreement is found to be invalid or unenforceable in whole or in part, the Parties agree the remaining provisions of this Agreement shall remain valid and enforceable to the maximum extent compatible with existing law.

18.	This Agreement does not create any agency or partnership relationship. Each Party understands and agrees that no commitment, contract or agreement providing for a Potential Transaction shall be deemed to exist unless and until a final definitive agreement has been executed and delivered, and each Party hereby waives, in advance, any claims (including claims of breach of contract) in connection with a Potential Transaction (except for claims under this Agreement) unless and until the Parties shall have entered into a final definitive agreement with respect thereto. Each Party also agrees that unless and until a definitive agreement between the Parties with respect to any Potential Transaction has been executed and delivered, neither Party is under any legal obligation of any kind whatsoever with respect to a Potential Transaction except for the matters specifically agreed to in this Agreement. This Agreement contains the entire agreement between the Parties concerning the matters referred to herein.

19.	This Agreement will not be assignable or transferable without the prior written consent of the other Party. All additions or modifications to this Agreement must be made in writing and must be signed by all Parties. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

20.	This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but together shall constitute the same instrument. Each Party agrees that facsimile signatures will have the same legal effect as originals signatures and may be used as evidence of execution.

21.	Xerox hereby acknowledges that the Confidential Material is being furnished to it in consideration of its agreement that, unless otherwise agreed in writing by the Participant, for a period of twelve (12) months from the date hereof neither Xerox nor any of its affiliates will (a) propose or announce any intention to propose to the Participant or any other person any transaction between Xerox and/or its affiliates and the Participant and/or its security holders or involving any of the Participant’s securities or security holders; (b) acquire or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of the Participant or any of the Participant’s securities (or beneficial ownership thereof, or rights or options to acquire any such securities) constituting 5% or more of a class of equity securities of Participant, businesses or assets: (c) directly or indirectly, form, join or in any way participate in a third party “group” (or discuss with any third party the potential formation of a group) with respect to any potential acquisition or other strategic transaction involving all or a portion of the assets or securities of the Participant; (d) make, or participate in, any “solicitation” of “proxies” to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of the Participant, or whether alone or in concert with others, to seek to control, change or influence the management, Board of Directors or policies of the Participant, or nominate any person as a Director of the Participant, or propose any matter to be voted upon by the stockholders of the Participant; (e) request the Participant (or any of its Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence); or (f), except as may otherwise be required by law rule or regulation, take any action that might be reasonably expected to require the Participant to make a public announcement regarding a possible transaction.

22.	This Agreement will terminate and no longer be of any force or effect two (2) years from the Effective Date.

XEROX CORPORATION		PARTICIPANT

By:	/s/ Lawrence A. Zimmerman	By:	/s/ Lawrence Paine
Name:	Lawrence A. Zimmerman	Name:	Lawrence Paine
Title:	Senior Vice President and CFO	Title:	Senior Vice President and General Counsel
Address:	800 Long Ridge Road	Address:	3820 Northdale Blvd.
City, State, Zip:	Stamford, CT 06904	City, State, Zip:	Tampa, FL 33624
Date:	2/15/07	Date:	2/15/07